Exhibit 99.1
Array Technologies, Inc. Enters Into Settlement Agreement with Nextracker LLC, Flextronics International U.S.A., Inc.

ALBUQUERQUE, N.M., July 21, 2022 – Array Technologies, Inc. (“Array”) (NASDAQ: ARRY) and Nextracker LLC, Daniel S. Shugar, Marco Garcia, Flextronics International U.S.A., Inc., Scott Graybeal and Colin Mitchell have entered into a monetary settlement agreement to resolve a lawsuit Array filed in 2017 in the United States District Court for the District of New Mexico, Case No. 1:17-cv-00087-JCH-LF. Array’s claims in the lawsuit included misappropriation of Array’s trade secrets, tortious interference of contract, and breach of contract. The trial was set to begin on Monday, July 18, 2022.

Nextracker acknowledges that an Array employee was hired in violation of his non-compete agreement, certain Array confidential information was improperly obtained, and Nextracker’s behavior was wrongful. The parties are pleased to conclude this matter and look forward to continuing their shared missions of mainstreaming clean energy worldwide. As part of the settlement, the parties agreed to treat the settlement terms as confidential except to the extent required or necessitated by law, regulation, or the corporate parties’ shareholder disclosure standards.

About Array Technologies, Inc. Array Technologies is a leading American company and global provider of utility-scale solar tracker technology. Engineered to withstand the harshest conditions on the planet, Array’s high-quality solar trackers and sophisticated software maximize energy production, accelerating the adoption of cost-effective and sustainable energy. Founded and headquartered in the United States, Array relies on its diversified global supply chain and customer-centric approach to deliver, commission and support solar energy developments around the world, lighting the way to a brighter, smarter future for clean energy. For more news and information on Array, please visit arraytechinc.com.

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